Exhibit 16.1

[Letterhead of Ernst & Young LLP]

March 26, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K/A dated March 11, 2013 of Capital Trust, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs of Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP